Lionsgate Australia Pty Ltd
ACN 122 557 260

1 February 2007

Australian Stock Exchange Limited
Company Announcements Office
Riverside Centre
Level 5
123 Eagle Street
BRISBANE QLD 4000

By facsimile: 1900 999 279

Re:     Lionsgate Australia announces offer for Magna Pacific (Holdings) Limited

Lionsgate Australia Pty Ltd wishes to advise that it intends to make an off-market takeover bid for all of the shares of Magna Pacific (Holdings) Limited (Magna Pacific).

The offer is $0.32 in cash per share for each share in Magna Pacific.

Further details, including the summarised offer conditions, are contained in the attached media release.

Yours faithfully

Simon Franks
Chairman
Lionsgate Australia Pty Ltd

Lionsgate Australia Pty Ltd
Unit 1, 10 Longworth Avenue
Point Piper NSW 2027

1 February 2007

Lionsgate Australia Offer to Acquire Magna Pacific for 32 cents per share

Lionsgate Australia Pty Limited (ACN 122 557 260) (Lionsgate Australia), a wholly-owned subsidiary of Lions Gate Entertainment Corp., a Canadian domiciled company (Lions Gate), today announced that it intends to make a takeover offer of $0.32 per share (Offer) for all of the ordinary shares issued in ASX listed Magna Pacific (Holdings) Limited (Magna Pacific) (ACN 010 465 666).

The Offer represents a substantial premium of 42% to the closing price of Magna Pacific’s shares on 23 January 2007.

Lionsgate Australia acquired a relevant interest in approximately 11.23% of the ordinary shares in Magna Pacific on 1 February 2007, when it received an irrevocable undertaking from Magna Pacific’s largest institutional shareholder, Macquarie Private Portfolio Management Limited (Macquarie), to accept the Offer in respect of its 12,140,569 ordinary shares. Discussions between Lionsgate Australia and Macquarie in relation to the acquisition of these shares commenced on Tuesday 23 January 2007, when Magna Pacific’s shares were trading at 22.5 cents per share. Lionsgate Australia has a relevant interest in a further 445,746 ordinary shares in Magna Pacific acquired through on market purchases.

The Offer also represents a substantial premium over the historical Magna Pacific share price:

•	a premium of 39% to the volume weighted average price (VWAP) of Magna Pacific shares for the one month prior to 23 January 2007;

•	a premium of 38% to the volume weighted average price (VWAP) of Magna Pacific shares for the three months prior to 23 January 2007;

•	a premium of 40% to the volume weighted average price (VWAP) of Magna Pacific shares for the 6 months prior to 23 January 2007.

Lionsgate Australia has announced that it would distribute its library of films in the Australian market, thereby becoming a direct competitor to Magna Pacific. Lions Gate was previously a key supplier of Magna Pacific, with 4 of Magna Pacific’s top 10 selling DVD’s for the fiscal year ended 30 June 2006, including its top selling title “Dirty Dancing” as well as “Young Guns”, “Reservoir Dogs” and “Princess Bride”, being Lions Gate’s films.

In announcing the takeover offer, Lionsgate Australia’s Chairman, Simon Franks, said:

“Lions Gate has been involved with Australian filmed content for many years and we are committed to extending that involvement. I am very happy therefore to announce our offer for Magna Pacific. We believe that the offer is extremely attractive for a business which has performed poorly over recent years, with earnings per share having declined 53% and margins down 44%, and provides substantial value to Magna Pacific’s shareholders. Given that we have an irrevocable undertaking from the largest shareholder of Magna Pacific, Macquarie Portfolio Management, to accept our offer, and our offer being at a substantial premium to historical share prices, we believe that it will be successful. The premium being offered is at the higher end of acquisition premiums in the Australian market over the last year.”

The Offer will be subject to a number of conditions, which are set out in Annexure A. These include a condition that Lionsgate Australia acquires a relevant interest in greater than 50% of all Magna Pacific shares on issue.

2.

Lionsgate Australia notes that the bid reflects Lions Gate’s continuing commitment to filmed entertainment self-distribution in key international territories. Lions Gate acquired Redbus Film Distribution (subsequently renamed Lionsgate U.K.) in October 2005 and has already achieved significant success in the distribution of theatrical, video and library product through its U.K. subsidiary. Franks, the former chairman of Lionsgate U.K., profitably grew that company from £5 million in revenues in the fiscal year 2001 to a projected £24 million in revenues in the fiscal year 2007 during his tenure.

Lions Gate, the parent company of Lionsgate Australia, is listed on the New York Stock Exchange (NYSE: LGF). Lions Gate is the leading independent filmed entertainment studio and is a diversified producer and distributor of motion pictures, prime time television programming, home entertainment, family entertainment, video-on-demand and music content releasing 15 to 18 motion pictures theatrically per year. Lions Gate, winner of last year’s Best Picture Academy Award® for “Crash”, has achieved consecutive years of more than $300 million in the North American theatrical box office, has produced a diversified slate of 12 prime time television series, operates a $500 million-a-year home entertainment business and has a vast library of more than 10,000 titles. Lions Gate has substantial experience in the Australian marketplace and is one of the few studios with an output deal with Australia’s Nine Network.

Lionsgate Australia has commenced preparation of a Bidder’s Statement which will be dispatched to Magna Pacific as soon as possible and sent to Magna Pacific shareholders in due course.

Further Information:

Advisers:

Investec Bank (Australia) Limited is acting as financial adviser to Lionsgate Australia and Piper Alderman is acting as legal adviser.

Contact:

Simon Franks
Chairman
Lionsgate Australia Pty Limited
sfranks@lionsgate.com

3.

Annexure A: Bid Conditions

ANNEXURE TO ANNOUNCEMENT

CONDITIONS TO WHICH THE OFFERS WILL BE SUBJECT

“This Offer and any Takeover Contract are each conditional on the following (to the extent the relevant matter is not within the sole control of or is a direct result of action by the Bidder and/or its associates):

(a)	during the Bid Period, no act, fact, matter, event, circumstance, change or condition occurs, is announced or becomes known to the Bidder (whether or not becoming public) that has had, will have or could reasonably be expected to have, a material adverse effect on the business, financial or trading position or performance, assets, liabilities, structure, profitability or prospects of the Target, and the fact that the act, fact, matter, event, circumstance, change or condition has had, will have or could reasonably be expected to have that effect was not publicly known at the date of the Bidder’s Statement (except for any act, fact, matter, event, circumstance, change or condition that arises as a consequence of the announcement or consummation of the Takeover Bid), including where it becomes known to the Bidder that information publicly released by the Target is, or is likely to be, incomplete, incorrect, inaccurate, untrue or misleading;

(b)	none of the following events occurring in relation to the Target during the Bid Period:

(1)	the Target converts all or any of its Shares into a larger or smaller number of shares (see section 254H of the Corporations Act);

(2)	the Target or a subsidiary of the Target resolves to reduce its share capital in any way;

(3)	the Target or a subsidiary of the Target:

(A)	enters into a buy-back agreement; or

(B)	resolved to approve the terms of a buy-back agreement under subsection 257C(1) or 257D(1) of the Corporations Act;

(4)	the Target or a subsidiary of the Target issues shares, or grants an option over its shares, or agrees to make such an issue or grant such an option;

(5)	the Target or a subsidiary of the Target issues, or agrees to issue, convertible notes;

(6)	the Target or subsidiary of the Target disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(7)	the Target or a subsidiary of the Target charges, or agrees to charge, the whole, or a substantial part, of its business or property;

2.

	(8)	the Target or a subsidiary of the Target resolves to be wound up;

	(9)	a liquidator or provisional liquidator of the Target or a subsidiary of the Target is appointed;

	(10)	a court makes an order for the winding up of the Target or of a subsidiary of the Target;

	(11)	an administrator of the Target, or of a subsidiary of the Target, is appointed under section 436A, 436B or 436C of the Corporations Act;

	(12)	the Target or a subsidiary of the Target executes a deed of company arrangement;

	(13)	a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of a property of the Target or of a subsidiary of the Target;

(c)	during the Bid Period, the Target not:

	(1)	entering into or announcing an intention or proposal to enter into;

	(2)	disclosing the existence of; or

	(3)	incurring or becoming subject to (or becoming reasonably likely to incur or become subject to),

an obligation or arrangement to acquire or dispose of, any asset or business or any interest in any asset or business, or to perform, or acquire the benefit of, any services, which will result in, or is reasonably likely to result in, a material change in the assets, liabilities, financial position, profitability, prospects or manner of conduct of the Target or the businesses carried on by the Target;

(d)	during the Bid Period, the Target not declaring, paying or making any dividend, bonus or other distribution to Shareholders, other than a dividend, bonus or other distribution publicly announced prior to the date of the Statement;

(e)	during the Bid Period, the All Ordinaries Index of the ASX not falling to a level 10% or more below the level of that index as at the close of trading on the date of the Statement;

(f)	that at the end of the Offer Period, the Bidder has a relevant interest in more than 50% (by number) of the Shares;

(g)	that, during the Bid Period:

	(1)	no preliminary or final decision, order or direction is made or issued by any Regulatory Authority;

	(2)	no action, proceeding or investigation is announced, commenced or threatened by any Regulatory Authority; and

3.

(3)	no application is made to any Regulatory Authority (other than by the Bidder or an associate of the Bidder),

which does or is likely to or purports or threatens to restrain, prohibit, impede or otherwise adversely affect the making of the Offer, the acquisition of Shares by the Bidder, the rights of the Bidder in respect of the Target and the Shares or the continued operation of the businesses of the Bidder or the Target;

(h)	the ASX Appendix 4D “Half Year report” to be lodged by the Target in accordance with ASX Listing Rule 4 disclosing the Target’s net operating profit after tax for the six months ended 31 December 2006 as an amount which is not less than $2.71 million;

(i)	the ASX Appendix 4D “Half Year report” to be lodged by the Target in accordance with ASX Listing Rule 4 disclosing the Target’s earnings per share for the six months ended 31 December 2006 as an amount which is not less than 2.5 cents;

(j)	during the Bid Period, the Target not incurring, committing to, or bringing forward the time for incurring or committing, or granting to another person a right the exercise of which would involve the Target incurring or committing to any capital expenditure or liability, or foregoing any revenue, for one or more related items or amounts of in aggregate greater than $1 million;

(k)	during the Bid Period, the Target not entering, agreeing to enter into, or renewing or agreeing to renew, any contract of service or varying or agreeing to vary any existing contract of service with any current or proposed director, executive officer, manager or other employee or making or agreeing to make any substantial change in the basis or amount of remuneration of such person, except in the ordinary course of Target’s ordinary business;

(l)	during the Bid Period, the Target not paying, or agreeing to pay, any termination benefit (as defined by the ASX Listing Rules) to any current or proposed director, executive officer, manager or other employee, or making or agreeing to make any substantial change in the basis or amount or the terms of termination benefit (as defined by the ASX Listing Rules) of any current or proposed director, executive officer, manager or other employee (except as required by law or provided under any superannuation, provident or retirement scheme as in effect on the date of the Bidder’s Statement);

(m)	during the Bid Period, the Target not being or becoming the subject of any litigation, actions, claims, disputes, arbitrations, proceedings or government enquiries which are commenced, are threatened to be commenced, are announced, or are made known to the Bidder (whether or not becoming public) or the Target which litigation, actions, claims, disputes, arbitrations, proceedings or government enquiries involve an amount of $1 million or more, other than that which has been announced to the ASX prior to the date of the Bidder’s Statement;

(n)	during the Bid Period, the Target does not, other than in the ordinary course of the Target’s ordinary business, enter into any licence, agreement, arrangement, understanding or any heads of agreement, memorandum of understanding, or letter of intent relating to:

4.

(1)	the giving, granting, reducing or extending to or with another person exclusivity in respect of sale, supply, output, distribution, product or warehousing of product or in respect of the whole or part of a business operated by the Target or other person;

(2)	the increasing, extending or accelerating of existing terms of debt or other forms of financing or security for debt financing, or for acquiring new or replacement debt or other forms of financing or security for debt or other forms of financing, including without limitation discounting and factoring of receivables, securitisation arrangements and retention of title arrangements.

(o)	during the Bid Period no customer of or supplier to the business or part of the business of the Target terminates any agreement, arrangement or understanding where the amount involved is $1 million or more;

(p)	during the Bid Period, the Target does not enter into any new agreement, arrangement or understanding with a new customer or supplier where the amount involved is $1 million or more.”